Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Anoori Naughton	Allison Kleinfelter
anaughton@hersheys.com	akleinfelter@hersheys.com

Hershey Reports First-Quarter 2025 Financial Results

HERSHEY, Pa., May 1, 2025 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the first quarter ended March 30, 2025.

“I am pleased with the progress we are making on our key strategic initiatives for the year,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “Consumption in the quarter exceeded our expectations in both U.S. Candy, Mint, and Gum and Salty Snacks, driven by the strength of seasons, sweets, Dot’s and SkinnyPop. Despite heightened cost pressure, our strong balance sheet gives us flexibility to invest in the business and participate in recent strategic acquisitions that further expand our better-for-you portfolio and drive long-term value creation.”

First-Quarter 2025 Financial Results Summary1
•Consolidated net sales of $2,805.4 million, a decrease of 13.8%.
•Organic, constant currency net sales decreased 13.2%.
•Reported net income of $224.2 million, or $1.10 per share-diluted, a decrease of 71.7%.
•Adjusted earnings per share-diluted of $2.09, a decrease of 31.9%.

1 All comparisons for the first quarter of 2025 are with respect to the first quarter ended March 31, 2024

2025 Full-Year Financial Outlook
The Company is reiterating its net sales growth, reported earnings per share and adjusted earnings per share outlook for the year. Due to on-going negotiations and uncertainty regarding the duration, scale, and scope of U.S. import and retaliatory tariffs by other countries this guidance only includes tariff expense, as understood today, expected for the second quarter of 2025. This guidance does not include assumptions about the ultimate impact of new tariff actions since the previous financial outlook for the full year, or the effects of our proposed acquisition of LesserEvil.

2025 Full-Year Outlook	Guidance
Net sales growth*	At least 2%
Reported earnings per share growth**	Down high-40% range
Adjusted earnings per share growth**	Down mid-30% range
* The impact of the Sour Strips acquisition is anticipated to be an approximate 30 basis point benefit to net sales growth for the full-year 2025. Additionally, the impact of foreign currency exchange rates is anticipated to be an approximate 50 basis point headwind to net sales growth for the full-year 2025.
** Includes tariff expense, as understood today, expected for the second quarter but does not include assumptions about future tariffs.

The company also expects:
•Tariff expense, as understood today, to be approximately $15 million to $20 million in the second quarter;
•A reported and adjusted effective tax rate of approximately 16%, reflecting the changing global business and tax landscape;
•Other expense, which primarily reflects the write-down of equity investments that qualify for a tax credit, of approximately $170 million to $180 million;
•Interest expense of approximately $185 million to $190 million, reflecting interest rates on our recent note issuance;
•Capital expenditures of approximately $425 million to $450 million; and
•Advancing Agility & Automation Initiative savings of approximately $125 million.

Below is a reconciliation of current projected 2025 and full-year 2024 earnings per share-diluted calculated in accordance with U.S. generally accepted accounting principles (GAAP) to non-GAAP adjusted earnings per share-diluted:

	2025 (Projected)	2024
Reported EPS – Diluted	$5.55 - $5.87	$10.92
Derivative Mark-to-Market Losses	—	(2.26)
Business Realignment Activities	0.40 - 0.50	0.58
Acquisition and Integration-Related Activities	0.03 - 0.07	0.22
Other Miscellaneous (Benefits) Losses	—	(0.03)
Tax Effect of All Adjustments Reflected Above	(0.12)	(0.06)
Adjusted EPS – Diluted	$6.00 - $6.18	$9.37

2025 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that are reflected within corporate unallocated expense in segment results until the related inventory is sold since we are not able to forecast the impact of the market changes.

First-Quarter 2025 Components of Net Sales Growth
A reconciliation between reported net sales growth rates and organic, constant currency net sales growth rates, along with the contribution from net price realization and volume, is provided below:

	Three Months Ended March 30, 2025
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisition	Percentage Change on Organic Constant Currency Basis	Organic Price (Rounded)*	Organic Volume/Mix (Rounded)*
North America Confectionery	(15.0)%	(0.2)%	(14.8)%	0.4%	(15.2)%	3%	(18)%

North America Salty Snacks	1.0%	—%	1.0%	—%	1.0%	(3)%	4%

International	(15.9)%	(8.0)%	(7.9)%	—%	(7.9)%	1%	(8)%

Total Company	(13.8)%	(0.9)%	(12.9)%	0.3%	(13.2)%	2%	(15)%
*Percentage changes may not compute directly as shown due to rounding of amounts presented above.

The Company presents certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange. To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

First-Quarter 2025 Consolidated Results
Consolidated net sales decreased 13.8% to $2,805.4 million in the first quarter of 2025. Organic, constant currency net sales decreased 13.2%, and were in line with expectations. Volume declined approximately 15 points driven by the lap of planned inventory increases within the North America Confectionery and International segments ahead of the ERP system implementation in the second quarter of 2024, the timing of the Easter season in 2025 versus 2024, and two fewer shipping days versus the prior year period. This volume impact was only partially offset by price realization of approximately 2 points. The impact of the Sour Strips acquisition was a benefit of 0.3 points while foreign exchange was a 0.9 point headwind.

Reported gross margin was 33.7% in the first quarter of 2025, compared to 51.5% in the first quarter of 2024, a decrease of 1,780 basis points driven by derivative mark-to-market losses, higher commodity and manufacturing costs, unfavorable mix and lower sales volumes, which more than offset net price realization, supply chain productivity and transformation program net savings. Adjusted gross margin was 41.2% in the first quarter of 2025, a decrease of 370 basis points compared to the first quarter of 2024, as higher commodity and manufacturing costs, unfavorable mix, and lower volumes more than offset net price realization, supply chain productivity and transformation program net savings.

Selling, marketing and administrative expenses decreased 9.6% in the first quarter of 2025 versus the first quarter of 2024, driven by reduced advertising and related consumer marketing expenses, lower compensation and benefit costs, fewer capability and technology investments versus the prior year and transformation program net savings. Advertising and related consumer marketing expenses decreased 14.2% in the first quarter of 2025 versus the same period last year due to the timing of expenses in North America Confectionery and International segments in the prior year period, partially offset by an increased investment in North America Salty Snacks. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, decreased 7.0% versus the first quarter of 2024 driven by reduced compensation and benefit costs, fewer capability and technology investments versus the prior year and transformation program net savings.

First quarter 2025 reported operating profit was $369.2 million, a decrease of 65.1% versus the first quarter of 2024, resulting in a reported operating profit margin of 13.2%, a decrease of 1,930 basis points versus the prior year period. This decrease was driven by derivative mark-to-market losses, higher commodity and manufacturing costs partially offset by net price realization, supply chain productivity, and reduced selling, marketing, and administrative spend. Adjusted operating profit of $608.1 million decreased 29.4% versus the first quarter of 2024. This resulted in an adjusted operating profit margin of 21.7%, a decline of 480 basis points versus the first quarter of 2024 which was driven by higher commodity and manufacturing costs partially offset by net price realization, transformation program net savings, supply chain productivity, and reduced selling, marketing, and administrative spend.

The reported effective tax rate in the first quarter of 2025 was 30.7%, an increase of 1,160 basis points versus the first quarter of 2024. The reported effective tax rate increase was driven by a decrease in renewable energy tax credits versus the year-ago period and foreign rate differentials related to business strategies. The adjusted effective tax rate was 24.4%, an increase of 400 basis points versus the first quarter of 2024. The adjusted effective tax rate increase was driven by a decrease in renewable energy tax credits versus the year-ago period.

The Company’s first-quarter 2025 results, as prepared in accordance with GAAP, included items positively impacting comparability of $238.9 million, or $0.99 per share-diluted. For the first quarter of 2024, items negatively impacting comparability totaled $197.1 million, or $0.82 per share-diluted.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	March 30, 2025	March 31, 2024	March 30, 2025	March 31, 2024

Derivative Mark-to-Market Losses (Gains)	$211.5	$(218.0)	$1.04	$(1.06)
Business Realignment Activities	25.9	16.7	0.12	0.08
Acquisition and Integration-Related Activities	1.6	4.2	0.01	0.02
Tax Effect of All Adjustments Reflected Above	—	—	(0.18)	0.14
	$238.9	$(197.1)	$0.99	$(0.82)

The following are comments about segment performance for the first quarter of 2025 versus the prior year period. See the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America Confectionery
Hershey’s North America Confectionery segment net sales were $2,300.1 million in the first quarter of 2025, a decrease of 15.0% versus the same period last year. Organic, constant currency net sales decreased 15.2% as volume headwinds of approximately 18 points were driven by the lap of planned inventory increases ahead of the ERP system implementation in the second quarter of 2024, the timing of the Easter season in 2025 versus 2024, and two fewer shipping days versus the prior year period. This volume impact was only partially offset by price realization of approximately 3 points.

Hershey’s U.S. candy, mint and gum (CMG) retail takeaway in the multi-outlet plus convenience store channels (MULO+ w/ Convenience2) decreased 4.2% for the 12-week period ended March 23, 2025, reflecting the later Easter in 2025. For this period, Hershey’s CMG share declined 44 basis points compared to the prior year. These results were slightly ahead of expectations driven by strong seasonal consumption.

The North America Confectionery segment reported segment income of $696.4 million in the first quarter of 2025, a decrease of 26.6% versus the prior year period, resulting in a segment margin of 30.3% in the quarter, a decrease of 470 basis points. Segment income declines were driven by lower sales volume, higher commodity and
2 MULO+ w/Convenience expanded in the second quarter of 2024 to include club, drug, and e-commerce customers previously classified as unmeasured manufacturing costs, and unfavorable mix, which more than offset price realization, reduced advertising and related consumer marketing spend, transformation program net savings and supply chain productivity.

North America Salty Snacks
Hershey’s North America Salty Snacks segment net sales were $277.8 million in the first quarter of 2025, an increase of 1.0% versus the same period last year. Volume increased by approximately 4 points, partially offset by an approximate 3 point net price decline, reflecting costs related to selling in new SkinnyPop packaging.

Hershey’s U.S. salty snack retail takeaway for the 12-week period ended March 30, 2025 in MULO+ w/ Convenience3 increased 9.6% versus the prior year period. SkinnyPop ready-to-eat popcorn takeaway increased 6.4%, driven by velocity, innovation, and a refreshed media campaign. SkinnyPop ready-to-eat share increased 190 basis points during this period. Dot’s Homestyle Pretzels retail sales increased 20.7% for this period, resulting in a 337-basis point pretzel category share gain, driven by innovation, programming and velocity.

North America Salty Snacks segment income was $41.9 million in the first quarter of 2025, an increase of 8.1% versus the first quarter of 2024, resulting in a segment margin of 15.1%, an increase of 100 basis points versus the prior year period. This increase in segment income and margin expansion was driven by supply chain productivity, transformation program net savings, favorable mix, and higher sales, which more than offset reduced net price realization and higher brand investment.

International
First quarter 2025 net sales for Hershey’s International segment decreased 15.9% versus the same period last year to $227.5 million. Organic, constant currency net sales decreased 7.9%. Volume declined approximately 8% driven by the lap of planned inventory increases ahead of the ERP system implementation in the second quarter of 2024 and two fewer shipping days versus the prior year period. This volume impact was only partially offset by price realization of approximately 1 point.

The International segment reported a $28.7 million profit in the first quarter of 2025, reflecting a decrease of $14.1 million versus the prior year period driven by lower sales volume, foreign exchange headwinds, and commodity and manufacturing cost inflation, partially offset by supply chain productivity, reduced advertising and related consumer market expenses and transformation program net savings. This resulted in a segment margin of 12.6%, a decrease of 320 basis points versus the prior year period.

3 MULO+ w/Convenience expanded in the second quarter of 2024 to include club, drug, and e-commerce customers previously classified as unmeasured

Unallocated Corporate Expense
Hershey’s unallocated corporate expense in the first quarter of 2025 was $158.8 million, a decrease of $9.9 million, or 5.9%, versus the same period of 2024. This decrease was driven by lower compensation and benefit costs and reduced technology investments related to the upgrade of the Company’s ERP system.

Live Webcast
At approximately 7 a.m. (Eastern time) today, Hershey will post a pre-recorded management discussion of its first-quarter 2025 results and business update to its website at www.thehersheycompany.com/investors. In addition, at 8:30 a.m. (Eastern time) today, the Company will host a live question and answer session with investors and financial analysts. Details to access this call are available on the Company’s website.

Note: In this release, for the first quarter of 2025, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including gains and losses associated with mark-to-market commodity derivatives, business realignment activities and acquisition and integration-related activities. The Company refers to these income measures as “adjusted” or “non-GAAP” financial measures throughout this release. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended
In thousands except per share data	March 30, 2025	March 31, 2024
Reported gross profit	$944,267	$1,676,081
Derivative mark-to-market losses (gains)	211,453	(218,015)
Business realignment activities	—	2,612
Non-GAAP gross profit	$1,155,720	$1,460,678

Reported operating profit	$369,221	$1,058,100
Derivative mark-to-market losses (gains)	211,453	(218,015)
Business realignment activities	25,854	16,666
Acquisition and integration-related activities	1,585	4,216
Non-GAAP operating profit	$608,113	$860,967

Reported provision for income taxes	$99,451	$188,805
Derivative mark-to-market losses (gains)*	31,129	(32,991)
Business realignment activities*	6,179	4,006
Acquisition and integration-related activities*	378	1,013
Non-GAAP provision for income taxes	$137,137	$160,833

Reported net income	$224,203	$797,453
Derivative mark-to-market losses (gains)	180,324	(185,024)
Business realignment activities	19,675	12,660
Acquisition and integration-related activities	1,207	3,203
Non-GAAP net income	$425,409	$628,292

Reported EPS - Diluted	$1.10	$3.89
Derivative mark-to-market losses (gains)	1.04	(1.06)
Business realignment activities	0.12	0.08
Acquisition and integration-related activities	0.01	0.02
Tax effect of all adjustments reflected above**	(0.18)	0.14
Non-GAAP EPS - Diluted	$2.09	$3.07

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the Company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for non-GAAP provision for income taxes.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended
	March 30, 2025	March 31, 2024
As reported gross margin	33.7%	51.5%
Non-GAAP gross margin (1)	41.2%	44.9%

As reported operating profit margin	13.2%	32.5%
Non-GAAP operating profit margin (2)	21.7%	26.5%

As reported effective tax rate	30.7%	19.1%
Non-GAAP effective tax rate (3)	24.4%	20.4%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative mark-to-market (gains) losses: The mark-to-market (gains) losses on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding (gains) losses are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business realignment activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the first quarter of 2024, we commenced the Advancing Agility & Automation Initiative to improve supply chain and manufacturing-related spend, optimize selling, general and administrative expenses, leverage new technology and business models to further simplify and automate processes, and generate long-term savings. During the first quarter of 2025, business realignment charges related primarily to severance and employee benefit costs. During the first quarter of 2024, business realignment charges related primarily to third-party costs supporting the design and implementation of the new organizational structure.

Acquisition and integration-related activities: During the first quarter of 2025, we incurred costs related to the acquisition of the Sour Strips brand from Actual Candy, LLC into our North America Confectionery segment. During the first quarter of 2024, we incurred costs related to the 2023 acquisition of two manufacturing plants from Weaver Popcorn Manufacturing, Inc., and the integration of the 2021 acquisitions of Dot’s Pretzels, LLC and Pretzels Inc. into our North America Salty Snacks segment.

Tax effect of all adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the Company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to our 2025 Full-year Financial Outlook and other statements regarding our business outlook and financial performance. Many of these forward-looking statements can be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the Company’s securities. Factors that could cause results to differ materially include, but are not limited to: disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues, concerns or regulatory changes related to the quality and safety of our products, ingredients or packaging, human and workplace rights, and other environmental, social or governance matters; changes in raw material and other costs, along with the availability of adequate supplies of raw materials and the Company’s ability to successfully hedge against volatility in raw material pricing; the Company’s ability to successfully execute business continuity plans to address changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws, regulations and policies, including taxes and tariffs; political, economic, and/or financial market conditions, including with respect to inflation, rising interest rates, slower growth or recession, changes in the U.S. administration, and other events beyond our control such as the impacts on the business arising from the conflict between Russia and Ukraine; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure and that of our customers and partners (including our suppliers); our ability to hire, engage and retain a talented global workforce, our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design, implementation or usage of our new enterprise resource planning system, including the ability to support post-implementation efforts and maintain enhancements, new features or modifications; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2024 and from time to time in our other filings with the U.S. Securities and Exchange Commission from time to time. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended March 30, 2025 and March 31, 2024
(unaudited) (in thousands except percentages and per share amounts)

			Three Months Ended
			March 30, 2025	March 31, 2024

Net sales			$2,805,419	$3,252,749
Cost of sales			1,861,152	1,576,668
Gross profit			944,267	1,676,081

Selling, marketing and administrative expense			558,672	617,981
Business realignment costs			16,374	—

Operating profit			369,221	1,058,100
Interest expense, net			44,622	39,822
Other (income) expense, net			945	32,020

Income before income taxes			323,654	986,258
Provision for income taxes			99,451	188,805

Net income			$224,203	$797,453

Net income per share	- Basic	- Common	$1.14	$4.00
	- Diluted	- Common	$1.10	$3.89
	- Basic	- Class B	$1.03	$3.64

Shares outstanding	- Basic	- Common	148,097	149,609
	- Diluted	- Common	203,141	204,874
	- Basic	- Class B	54,614	54,614

Key margins:
Gross margin			33.7%	51.5%
Operating profit margin			13.2%	32.5%
Net margin			8.0%	24.5%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended March 30, 2025 and March 31, 2024
(unaudited) (in thousands except percentages)

	Three Months Ended
	March 30, 2025	March 31, 2024	% Change
Net sales:
North America Confectionery	$2,300,140	$2,707,310	(15.0)%
North America Salty Snacks	277,798	275,106	1.0%
International	227,481	270,333	(15.9)%
Total	$2,805,419	$3,252,749	(13.8)%

Segment income:
North America Confectionery	$696,374	$948,195	(26.6)%
North America Salty Snacks	41,853	38,705	8.1%
International	28,726	42,750	(32.9)%
Total segment income	766,953	1,029,650	(25.5)%
Unallocated corporate expense (1)	158,840	168,683	(5.8)%
Unallocated mark-to-market losses (gains) on commodity derivatives (2)	211,453	(218,015)	NM
Costs associated with business realignment initiatives	25,854	16,666	55.1%
Acquisition and integration-related activities	1,585	4,216	(62.4)%
Operating profit	369,221	1,058,100	(65.1)%
Interest expense, net	44,622	39,822	12.1%
Other (income) expense, net	945	32,020	(97.0)%
Income before income taxes	$323,654	$986,258	(67.2)%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense and (d) other gains or losses that are not integral to segment performance.
(2) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM - not meaningful

	Three Months Ended
	March 30, 2025	March 31, 2024
Segment income as a percent of net sales:
North America Confectionery	30.3%	35.0%
North America Salty Snacks	15.1%	14.1%
International	12.6%	15.8%

The Hershey Company
Consolidated Balance Sheets
as of March 30, 2025 and December 31, 2024
(in thousands of dollars)

Assets	March 30, 2025	December 31, 2024
	(unaudited)
Cash and cash equivalents	$1,515,252	$730,746
Accounts receivable - trade, net	879,633	800,402
Inventories	1,467,333	1,254,094
Prepaid expenses and other	941,918	974,215

Total current assets	4,804,136	3,759,457

Property, plant and equipment, net	3,436,981	3,458,853
Goodwill	2,707,786	2,705,753
Other intangibles	1,853,530	1,873,866
Other non-current assets	1,126,829	1,111,867
Deferred income taxes	38,502	37,065

Total assets	$13,967,764	$12,946,861

Liabilities and Stockholders’ Equity

Accounts payable	$1,415,460	$1,159,177
Accrued liabilities	826,947	807,341
Accrued income taxes	25,495	51,036
Short-term debt	144,626	1,306,976
Current portion of long-term debt	603,617	604,965

Total current liabilities	3,016,145	3,929,495

Long-term debt	5,177,251	3,190,210
Other long-term liabilities	676,257	688,259
Deferred income taxes	413,215	424,243

Total liabilities	9,282,868	8,232,207

Total stockholders’ equity	4,684,896	4,714,654

Total liabilities and stockholders’ equity	$13,967,764	$12,946,861